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                                   [LETTERHEAD OF GEORGIA-PACIFIC APPEARS  HERE]

News from Georgia-Pacific

                                                         Release: C-1527
                                                         Contact: Ken Haldin
                                                                  (404) 652-6098

                                                                  Greg Guest
                                                                  (404) 652-4739

                                                         June 14, 1999

                 GEORGIA-PACIFIC/UNISOURCE WORLDWIDE AGREEMENT
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                    CLEARS HART-SCOTT-RODINO WAITING PERIOD
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     ATLANTA -- Georgia-Pacific Corp. said today that the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 regarding the previously announced merger of Georgia-Pacific Corp. and Unisource Worldwide Inc. expired June 10 without any request from the U.S. government for additional information or an extension of the waiting period.

     A definitive merger agreement between the two companies was announced May
25. Under that agreement, Georgia-Pacific is acquiring all outstanding shares of Unisource through a cash tender offer, which is scheduled to close June 25. The arrangement strategically unites Georgia-Pacific Group (NYSE:GP), the pulp, paper and building products business of Georgia-Pacific Corp., with Berwyn, Pa.- based Unisource (NYSE:UWW), the largest independent marketer and distributor of printing and imaging paper and supply systems in North America.

     Georgia-Pacific (www.gp.com) is the leading manufacturer and distributor of building products in the United States and one of the world's leading manufacturers and distributors of pulp, paper and related chemicals for the forest products industry. It consists of two distinct operating groups:
Georgia-Pacific Group and The Timber Company (NYSE: TGP), which manages 5 million acres of timberland in North America.